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                     AXA ROSENBERG INVESTMENT MANAGEMENT LLC
                       BARR ROSENBERG RESEARCH CENTER LLC
                        AXA ROSENBERG GLOBAL SERVICES LLC

                                 CODE OF ETHICS




















                                                                    January 2005
                                                                  Updated 2/7/05



AXA Rosenberg Code of Ethics                                        Page 1 of 24

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                                TABLE OF CONTENTS

INTRODUCTION..................................................................5

PART 1. GENERAL PRINCIPLES....................................................5

PART 2. SCOPE OF THE CODE.....................................................6

A. Topics Addressed in the Code...............................................6

B. Persons Covered by the Code................................................6
      1. Supervised Person....................................................6
      2. Access Person........................................................6
      3. Family Members.......................................................6

C. Securities Covered by the Code.............................................7

PART 3. STANDARDS OF BUSINESS CONDUCT.........................................7

A. Compliance with Laws and Regulations.......................................7
      1. Prohibitions.........................................................7
      2. Policies and Procedures..............................................8

B. Conflicts of Interest......................................................8
      1. Conflicts Among Client Interests.....................................8
      2. Competing with Client Trades.........................................8
      3. Other Potential Conflicts Provisions.................................8
         a. Disclosure of Personal Interest in an Issuer......................8
         b. Vendors and Suppliers.............................................8

C. Insider Trading............................................................8

D. Personal Securities Transactions...........................................9
      1. Prohibited Personal Securities Transactions..........................9
      2. Initial Public Offerings - Pre-Clearance.............................9
      3. Limited or Private Offerings - Pre-Clearance.........................9
      4. Market Timing........................................................9

E. Gifts and Entertainment....................................................9
      1. General Statement....................................................9
      2. Gifts...............................................................10
      3. Cash................................................................10
      4. Entertainment.......................................................10
      5. Additional Provisions...............................................10
         a. Pre-Clearance....................................................10
         b. Reporting .......................................................10
         c. Solicited Gifts..................................................10
         d. Referrals........................................................10
         e. Government Officials.............................................10

F. Political and Charitable Contributions....................................11

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G. Confidentiality ..........................................................11
      1. Firm Duties ........................................................11
      2. Supervised Persons' Duties .........................................11
         a. Prohibited Procedures............................................11
         b. Required Procedures..............................................11
         c. Safeguarding Procedures..........................................12

H. Service on a Board of Directors...........................................12
      1. Private Company Going Public........................................12

I. Other Outside Activities..................................................12
      1. General.............................................................12
      2. Pre-Clearance.......................................................13
      3. Disclosure..........................................................13

J. Marketing and Promotional Activities......................................13

PART 4. ANTITRUST AND FAIRDEALING............................................13

PART 5. COMPLIANCE PROCEDURES................................................13

A. Personal Securities Transactions Procedures and Reporting.................13
      1. Pre-Clearance Procedures............................................13
      2. Reporting Requirements..............................................14
         a. Holdings Reports.................................................14
         b. Quarterly Transaction Reports ...................................14
         c. Quarterly Brokerage Account Reports .............................14
         d. Confidentiality of Reports ......................................14
      3. Exempt Transactions.................................................14
      4. Duplicate Brokerage Confirmations and Statements....................14
      5. Monitoring of Personal Securities Transactions .....................15

B. Certification of Compliance...............................................15
      1. Initial Certification...............................................15
      2. Acknowledgement of Amendments.......................................15
      3. Annual Certification................................................15

PART 6. RECORDKEEPING .......................................................15

PART 7. FORM ADV DISCLOSURE..................................................16

PART 8. ADMINISTRATION AND ENFORCEMENT OF THE CODE...........................16

A. Training and Education....................................................16

B. Annual Review.............................................................16

C. Mutual Funds' Board Approval..............................................16

D. Report to Mutual Funds' Board.............................................16

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E. Report to Senior Management...............................................17

F. Reporting Violations......................................................17
      1. Types of Reporting..................................................17
      2. Confidentiality ....................................................17
      3. Alternate Designee .................................................17
      4. Advice..............................................................17
      5. Apparent Violations.................................................17
      6. Retaliation.........................................................17

G. Sanctions.................................................................18

H. Further Information Regarding the Code....................................18


APPENDIX 1.  AXA ROSENBERG GROUP POLICY ON PERSONAL TRADING AND INSIDER
TRADING......................................................................19

PART 1.  PERSONAL TRADING....................................................19

A. Persons Covered by the Policy.............................................19
   1. Restricted Persons.....................................................19

B. Securities Covered by the Policy..........................................19

C. Pre-Clearance Requirements................................................20

D. Exemptions................................................................21
   1. Pre-Clearance Exemptions...............................................21
   2. Reporting Exemptions...................................................22
   3. "Good Til Cancel " Trades..............................................22

E. Trading Hours.............................................................22

F. Post Trade................................................................22

G. Quarterly Reporting.......................................................23

H. Broker Relationships......................................................23

PART 2.  POLICY ON INSIDER INFORMATION.......................................23

A. Prohibition on Trading on Inside Information..............................23

B. Prohibition on Communicating Inside Information...........................24


AXA Rosenberg Code of Ethics                                        Page 4 of 24

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                                  INTRODUCTION

AXA Rosenberg Investment Management LLC ("AXA Rosenberg") and Barr Rosenberg Research Center ("Research Center") are SEC-registered investment advisers and are fiduciaries (collectively, along with AXA Rosenberg Global Services LLC, hereinafter the "Firm"). As fiduciaries, we owe our clients a duty of honesty, good faith, and fair dealing. We must act in the client's best interests and avoid or disclose conflicts of interests. In developing our code of ethics, we have strived to implement and give substance to these fundamental principles. This Code of Ethics (the "Code") was adopted by the Firm in January 2005.

The Firm's Code of Ethics is designed to:

1. Protect the Firm's clients by deterring misconduct;
2. Educate employees regarding the Firm's expectations and the laws governing their conduct;
3. Remind employees that they are in a position of trust and must act in accordance with this position of trust and responsibility;
4. Protect the reputation of the Firm;
5. Guard against violation of the securities laws; and
6. Establish procedures for employees to follow so that the Firm may determine whether its employees are complying with the Firm's ethical principles.

It is our goal that the Code be a clear statement of the Firm's purpose and values and a guiding and evolving document to meet these high standards. In reviewing and incorporating this Code into their work, employees are encouraged to ask questions and provide comment on the Code so that it may become more effective and "living" document.


PART 1.   GENERAL PRINCIPLES

As noted in the introduction, the Firm has an overarching fiduciary duty to its clients and it is the obligation of its employees to understand and uphold that fundamental duty.

The Code establishes a set of basic principles to guide all employees regarding the minimum requirements expected of them and is not intended to provide an exhaustive list of all the detailed rules, regulations and legal requirements that may apply. These general principles govern all conduct, whether or not the conduct also is covered by more specific standards and procedures set forth below. Failure to comply with the Firm's Code of Ethics may result in disciplinary action, including termination of employment. These general principles include:

1. The duty at all times is to place the interests of clients first.
2. The requirement that all personal securities transactions be conducted in such a manner as to be consistent with our Code of Ethics and to avoid any actual or potential conflict of interest or any abuse of an employee's position of trust and responsibility.
3. The principle that employees should not take inappropriate advantage of their positions.
4. The fiduciary principle that information concerning the identity of security holdings and financial circumstances of clients is confidential.
5. The principle that independence in the investment decision-making process is paramount.
6. A conduct of honesty, integrity, and professionalism.


AXA Rosenberg Code of Ethics                                        Page 5 of 24

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PART 2.   SCOPE OF THE CODE

A. TOPICS ADDRESSED IN THE CODE

       This Code of Ethics summarizes the values, principles and business practices that guide our business conduct. This Code is intended to address: securities-related conduct, and focus principally on fiduciary duty, personal securities transactions, insider trading, gifts, conflicts of interest, antitrust, and employment practices. Other topics, policies, and procedures are addressed in our Compliance Manual, the Employee Handbook, and other policy and procedures documents of the Firm.

B. PERSONS COVERED BY THE CODE

      SEC Rule 204A-1 requires the Code to cover an adviser's "Supervised Persons."

   1. Supervised Person includes:

      o Directors and officers of the Firm (or other persons occupying a similar status or performing similar functions);
      o  Employees of the Firm; and
      o Any other person who provides advice on behalf of the Firm and is subject to the Firm's supervision and control.

   The Firm has specified additional categories of persons as Supervised Persons or persons and therefore may be subject to the code, including:

      o  Long-term temporary workers;
      o  Consultants;
      o  Independent contractors;
      o  Certain employees of affiliates; or
      o Particular persons designated by the Chief Compliance Officer.

   2. Access Person includes any Supervised Person who:

      o has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or
      o is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

      Due to the nature of its business, the Firm considers all Supervised Persons to be an Access Person. Supervised Persons are prohibited from disclosing any investment information obtained in the course of their work with the Firm, except as required by law or as required for legitimate Firm business purposes.

3. Family Members

   For purposes of personal securities trading and reporting requirements, terms such as "employee," "account," "Supervised Person," and "Access Person" are defined to also include the person's immediate family living in the employee's household (including any relative by blood or marriage, or any domestic partner or "significant other" living in the employee's household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust).

AXA Rosenberg Code of Ethics                                        Page 6 of 24

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C. SECURITIES COVERED BY THE CODE

       Please refer to the AXA Rosenberg Group LLC's Policy on Personal Securities Transactions and Insider Trading (the "Policy") for Securities Covered by the Code. The Policy is attached as Appendix 1 and is incorporated herein by reference.


PART 3.  STANDARDS OF BUSINESS CONDUCT

The Firm is committed to conducting its business according to a high standard of honesty and fairness. This commitment to observing a high ethical standard is designed not only to ensure compliance with applicable laws and regulations in the jurisdictions where we operate, but also to earn and keep the trust of our clients, shareholders, personnel and business partners.

It is the policy of the Firm, as a member of the AXA Rosenberg Group LLC, to conduct its business in accordance with best international practice, and always strictly within the laws of the countries in which it operates, in a manner that manages conflicts of interest appropriately, and seeks to even avoid any appearance of conflict of interest. These are essential for maintaining the reputation, the confidence of clients, and the regulatory licenses, upon which the business of the Firm depends. Employees are expected to observe a high standard of business and personal ethics and to exercise proper judgment in conducting the Firm's business.

A. COMPLIANCE WITH LAWS AND REGULATIONS.

   Employees shall not engage in any activity which might involve the Firm or such individual in a violation of applicable federal securities laws, or any other federal, state or local law, rule or regulation, either in the United States or elsewhere. Employees are responsible for becoming acquainted with the legal standards and prohibitions applicable to their assigned duties and to conduct themselves accordingly. The Firm's Legal Group, and, where appropriate, the services of the Firm's external legal counsel, are available for advice and consultation in this regard.

   1. Prohibitions. As part of this requirement, employees are not permitted to:

      a. defraud a client in any manner;

      b. mislead a client, including by making a statement that omits material facts;

      c. engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;

      d. engage in any manipulative practice with respect to a client; or

      e. engage in any manipulative practice with respect to securities, including price manipulation.

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   2. Policies & Procedures. The Firm requires employees to adhere to all the
      Firm's policies and procedures and to act in the best interests of the Firm's clients.

B. CONFLICTS OF INTEREST.

   The Firm, as a fiduciary, has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. In addition, employees subject to the Code must try to avoid situations that have even the appearance of conflict or impropriety.

   1. CONFLICTS AMONG CLIENT INTERESTS. Potential conflicts of interest may arise where the Firm or its employees may seem to have a reason to favor the interests of one client over another client (e.g., accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of Supervised Persons). This Code specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

   2. COMPETING WITH CLIENT TRADES. This Code prohibits Access Persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities. Conflicts raised by personal securities transactions also are addressed more specifically in Section D below.

   3. OTHER POTENTIAL CONFLICTS PROVISIONS. The Code also includes the following additional types of conflicts provisions:

      a. Disclosure of Personal Interest in an Issuer. The Firm requires that Supervised Persons disclose to the Chief Compliance Officer any material direct or indirect beneficial ownership, business or personal relationship, or other material interest in an issuer or its affiliates. If the Chief Compliance Officer deems the disclosed interest to present a material conflict, the Chief Compliance Officer may need to disclose such interest.

      b. Vendors and Suppliers. The Firm requires Supervised Persons to disclose to the Chief Compliance Officer any personal investments or other material interests in vendors or suppliers with respect to which the person negotiates or makes decisions on behalf of the Firm. If the Chief Compliance Officer deems the disclosed interest to present a material conflict, the Chief Compliance Officer may prohibit Supervised Persons with such interests from negotiating or making decisions regarding the Firm's business with those companies.

C. INSIDER TRADING.

   The Firm requires all Access Persons to comply with the Policy regarding Insider Trading.

AXA Rosenberg Code of Ethics                                        Page 8 of 24

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D. PERSONAL SECURITIES TRANSACTIONS.

   The Firm requires all Access Persons to comply with the Policy regarding personal securities transactions.

   1. PROHIBITED PERSONAL SECURITIES TRANSACTIONS. An Access Person is prohibited to purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows (or should have known at the time of such purchase or sale):

      a. is being (or is recommended to be) purchased by the Firm on behalf of a client

      b. is being (or is recommended to be) sold by the Firm on behalf of a client

      c. for any other reason has not been approved by the Chief Compliance Officer (or his or her designated representative).

   2. INITIAL PUBLIC OFFERINGS - PRE-CLEARANCE. The Firm requires Supervised Persons to receive written permission from the Chief Compliance Officer prior to acquiring any securities in an initial public offering ("IPO"). Employees must represent to the Chief Compliance Officer that the IPO investment opportunity arises as a result of your outside personal trading activities (unrelated to your position at the Firm) and the Firm's good faith determination that the investment will not create a material conflict of interest.

   3. LIMITED OR PRIVATE OFFERINGS - PRE-CLEARANCE. The Firm requires employees to receive written permission from the Chief Compliance Officer prior to acquiring any interest in a limited offering (e.g., private placement). Employees must represent to the Chief Compliance Officer that the investment in a limited offering opportunity arises as a result of your outside personal trading activities (unrelated to your position at the Firm) and the Firm's good faith determination that the investment will not create a material conflict of interest.

   4. MARKET TIMING. The Firm discourages Access Persons from engaging in short-term trading in mutual funds, and requires Access Persons to adhere to the market timing provisions in a fund's prospectus.

E. GIFTS AND ENTERTAINMENT

   1. GENERAL STATEMENT. A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the Firm and its clients. The overriding principle is that Supervised Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or Firm. Similarly, Supervised Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or the Supervised Person. Therefore, employees should adhere to the conditions below.

AXA Rosenberg Code of Ethics                                        Page 9 of 24

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   2. GIFTS. No Supervised Person may receive any gift, service, or other thing of more than de minimis value(1) from any person or entity that does business with or on behalf of the adviser. No Supervised Person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the Firm without pre-approval by the Chief Compliance Officer.

   3. CASH. No Supervised Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the Firm.

   4. ENTERTAINMENT. No Supervised Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Firm. Supervised Persons may provide or accept an entertainment event, such as a sporting event, of reasonable value provide that it is properly reported in accordance with the Firm's gift policy, as outlined below.

   5. ADDITIONAL PROVISIONS.

      a. Pre-Clearance. The Firm requires pre-clearance from the Chief Compliance Officer, or the designated person, of business entertainment events exceeding a reasonable amount in value.

      b. Reporting. The Firm requires gifts and entertainment received by employees must be reported. Employees should send an email to Reception, indicating they received or gave a gift. Employees must include:

         1. the date they received the gift,

         2. the individual/firm who sent them the gift,

         3. the approximate value of the gift

         4. whether or not the gift was donated to the lottery pool

      c. Solicited Gifts. The Firm prohibits employees from using his or her position with the Firm to obtain anything of value from a client, supplier, person to whom the employee refers business, or any other entity with which the Firm does business.

      d. Referrals. Supervised Persons may not make referrals to clients (e.g., of accountants, attorneys, or the like) if the Supervised Person expects to benefit in any way.

      e. Government Officials. Certain clients of the Firm are state or municipal pension funds; therefore, employees must be aware that certain laws or rules in various jurisdictions may prohibit or limit gifts or entertainment extended to public officials. Please ask your Chief Compliance Officer if you intend to offer a gift to a public official.

----------
(1) De minimis is currently defined as $100.

AXA Rosenberg Code of Ethics                                       Page 10 of 24

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F. POLITICAL CONTRIBUTIONS

   No payment of any kind may be made, directly or indirectly, by the Firm or any director, officer or employee to any official of any government or governmental instrumentality, or any political party or official thereof or any candidate for any political office, in any case, whether domestic or foreign, for the purpose of influencing any act or decision in furtherance of the Firm obtaining or retaining business for or with, or directing business to, any person. All activities of the Firm must not violate the provisions for the FCPA - Foreign Corrupt Practices Act.

G. CONFIDENTIALITY.

   Confidential information includes all non-public information that might be of use to competitors, or harmful to the Firm or its clients, if disclosed. It also includes our intellectual property (such as confidential product information, trade secrets, patents, trademarks, and copyrights), business, marketing and service plans, databases, records, salary information, unpublished financial data and reports as well as information that joint venture partners, suppliers or customers have entrusted to us. The obligation to preserve confidential information continues even after your employment with the Firm ends.

   1. FIRM DUTIES. The Firm, either contractually or pursuant to its fiduciary obligations, may be required to keep certain information about clients (including former clients) in confidence, including the client's identity, the client's financial circumstances, the client's security holdings, and advice furnished to the client by the Firm.

   2. SUPERVISED PERSONS' DUTIES.

      a. Prohibited Procedures. As part of or in addition to the Firm's insider trading procedures, Supervised Persons are prohibited from disclosing to persons outside the Firm any:

         (i)   material nonpublic information about any client,

         (ii) the securities investments made by the Firm on behalf of a client,

         (iii) information about contemplated securities transactions,

         (iv) information regarding the Firm's trading strategies, except as required to effectuate securities transactions on behalf of a client, for other legitimate business purposes, or as required by law.

      b. Required Procedures. Supervised Person's must maintain the confidentiality of sensitive non-public and other confidential information entrusted to them by the Firm, and must not disclose such information to any persons except when disclosure is authorized by appropriate officer of the Firm or mandated by law other than to:

         (i) other employees who have an "need to know" in connection with their duties,

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         (ii)  persons outside the Firm (such as attorneys, accountants or other advisers) who need to know in connection with a specific mandate or engagement from the Firm or who otherwise have a valid business or legal reason for receiving it and have executed a confidentiality agreement, if appropriate.

      c. Safeguarding Procedures. To safeguard confidential information, employees should observe the following procedures:

         (i) Special confidentiality arrangements may be required for certain parties, including outside business associates and governmental agencies and trade associations, seeking access to material non-public information.

         (ii) Papers relating to non-public matters should be appropriately safeguarded.

         (iii) Appropriate controls for the reception and oversight of visitors to sensitive areas should be implemented and maintained.

         (iv) Sensitive business conversations, whether in person or on the telephone, should be avoided in public places and care should be taken when using portable computers and similar devices in public places.

         (v) E-mail messages and attachments containing material non-public information should be treated with similar discretion and awareness of the recipients.

H. SERVICE ON A BOARD OF DIRECTORS.

   Because of the potential for conflicts of interest and insider trading problems, the Firm requires employees to receive written permission from the Chief Compliance Officer prior to accepting a position of a publicly-traded company's board of directors or for any non-public company with which the Firm does business. Employees must represent to the Chief Compliance Officer that the opportunity of the position arises as a result activities unrelated to their position at the Firm, and the Firm's good faith determination that the position will not create a material conflict of interest.

   1. PRIVATE COMPANY GOING PUBLIC. The Firm requires that an employee who is a director of a private company notify the Chief Compliance Officer if the company goes public during his or her term as director.

I. OTHER OUTSIDE ACTIVITIES.

   In addition to addressing service on boards of publicly-traded companies, the Firm has provisions addressing the following issues:

   1. GENERAL. The Firm prohibits Supervised Persons from engaging in outside business or investment activities that materially interferes or would potentially materially interfere with their duties with the Firm.

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   2. PRE-CLEARANCE. The Firm requires employees to receive written pre-clearance from the Chief Compliance Officer or its designated person before engaging in any outside business affiliations, including directorships of private companies, consulting engagements, or public/charitable positions, which create or potentially creates a conflict of interest or an appearance of conflict of interest.

   3. DISCLOSURE. Regardless of whether an activity is specifically addressed in the Code, Supervised Persons should disclose any personal interest that might present a conflict of interest or harm the reputation of the Firm or its clients.

J. MARKETING AND PROMOTIONAL ACTIVITIES.

   Supervised Persons are reminded that all oral and written statements, including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any material manner.

   1. The Firm requires employees must use pre-approved sales literature, marketing and promotional material. Employees must received authorization from the Chief Compliance Officer or its designated person before sending out correspondence, sales literature, marketing, and promotional material that has not been approved, and will be sent to more than one person.

   2. The Firm requires that only designated employees communicate with the media.


PART 4.  ANTITRUST AND FAIR DEALING

The Firm believes that the welfare of consumers is best served by economic competition. Our policy is to compete vigorously and successfully in today's increasingly competitive business climate and to do so at all time in compliance with all applicable antitrust, competition and fair dealing laws in all the markets in which we operate. Employees should endeavor to deal fairly with customers, suppliers, competitors and employees. No one should take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices.


PART 5.  COMPLIANCE PROCEDURES

A. PERSONAL SECURITIES TRANSACTION PROCEDURES AND REPORTING

   1. PRE-CLEARANCE REQUIREMENTS. The Firm requires that Access Persons obtain pre-clearance for transactions in Covered Securities as outlined in the Policy.

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   2. REPORTING REQUIREMENTS

      a. Holdings Reports. The Firm requires Access Persons to submit to the Chief Compliance Officer (or other person designated) a report of all holdings in Covered Securities in which the Access Person has any direct or indirect beneficial ownership within 10 days of becoming an Access Person. Thereafter, Access Persons are required to submit annually such report within 30 days after December 31.

         (i)   The Holdings Report will include:

               o  the title and exchange ticker symbol or CUSIP number
               o  type of security
               o  number of shares
               o  principal amount
               o  the name of entity where the Covered Security is held
               o  the date the report is submitted

         (iii) Current information. The information supplied must be current as of a date no more than 45 days before the annual report is submitted. For new Access Persons, the information must be current as of a date no more than 45 days before the person became an Access Person.

      b. Quarterly Transaction Reports. The Firm requires that Access Persons report their quarterly transactions in Covered Securities as outlined in the Policy.

      c. Quarterly Brokerage Account Reports. The Code requires Access Persons to disclose the following information about any account opened during the quarter containing securities held for the direct or indirect benefit of the Access Person:

         (i) the name of the entity (i.e., broker, dealer or bank) with whom the Access Person established the account;

         (ii)  the date the account was established; and

         (iii) the date the report is submitted.

      d. Confidentiality of Reports. This Firm assures Access Persons that their transactions and holdings reports will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from government agencies.

   3. EXEMPT TRANSACTIONS. Please refer to the Policy for Exempt Transactions.

   4. DUPLICATE BROKERAGE CONFIRMATIONS AND STATEMENTS. The Firm requires Access Persons to direct their brokers to provide to the Chief Compliance Officer or other designated compliance official, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.


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   5. MONITORING OF PERSONAL SECURITIES TRANSACTIONS. The Chief Compliance
      Officer or other designated person is required to review personal securities transactions and holdings reports periodically. Therefore, the Chief Compliance Officer is responsible for reviewing and monitoring personal securities transactions and trading patterns of Access Persons.

B. CERTIFICATION OF COMPLIANCE

   1. INITIAL CERTIFICATION. The Firm is required to provide all Supervised Persons with a copy of the Code. Therefore, all Supervised Persons are required to certify in writing that they have:

      a. received a copy of the Code

      b. read and understand all provisions of the Code

      c. agreed to comply with the terms of the Code

   2. ACKNOWLEDGEMENT OF AMENDMENTS. The Firm must provide Supervised Persons with any amendments to the Code, and Supervised Persons should submit a written acknowledgement that they have received, read, and understood the amendments to the Code.

   3. ANNUAL CERTIFICATION. Supervised Persons must annually certify that they have:

      a. read, understood, and complied with the Code,
      b. submitted all of the reports required by the Code,
      c. has not engaged in any prohibited conduct, and
      d. are not subject to any of the disciplinary events listed in Item 11 of Form ADV, Part 1 (Disciplinary History).

      Conversely, if the Supervised Person is unable to make such a representation, they are required to immediately report any violations to the Chief Compliance Officer.

PART 6.  RECORDKEEPING

The Firm will maintain the following records in a readily accessible place:

   A. A copy of this Code and each code that has been in effect at any time during the past five years.

   B. A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred.

   C. A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Supervised Person.

      1. These records will be kept for five years after the individual ceases to be a Supervised Person of the Firm.

   D. Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

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

   E. A list of the names of persons who are currently, or within the past five years were, Access Persons;

   F. A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in limited or initial public offerings for at least five years after the end of the fiscal year in which approval was granted.

   G. A record of persons responsible for reviewing Access Persons' reports currently or during the last five years.

   H. A copy of reports provided to an applicable fund's board of directors regarding the Code.

PART 7.      FORM ADV DISCLOSURE

The Firm is required to include on Schedule F of Form ADV, Part II a description of our Code and to state that the Firm will provide a copy of the Code to any client or prospective client upon request.


PART 8.      ADMINISTRATION AND ENFORCEMENT OF THE CODE

A.     TRAINING AND EDUCATION

       The Chief Compliance Officer is responsible for training and educating Supervised Persons regarding the Code. Such training will occur periodically, and all Supervised Persons are required to attend any training sessions or read any applicable materials.

B.     ANNUAL REVIEW

       The Chief Compliance Officer is required to review at least annually the adequacy of the Code and the effectiveness of its implementation.

C.     MUTUAL FUNDS' BOARD APPROVAL

       The Firm is a sub-adviser to mutual funds; accordingly, we are required to have our Code approved by the board of directors to the mutual funds we sub-advise. Any material amendments to the Code must also be approved by the boards of such mutual funds.

D.     REPORT TO MUTUAL FUNDS' BOARD

       The Firm is a sub-adviser to mutual funds; accordingly, we are required to provide an annual written report to the board of the directors of those funds we sub-advise that describes any issues arising under the Code since the last report, including information about material violations of the code and sanctions imposed in response to such violations. The report must include discussion of whether any waivers that might be considered important by the board were granted during the period. The report must also certify that we have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.






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E.     REPORT TO SENIOR MANAGEMENT

       The Global Head Legal and Compliance or the Chief Compliance Officer is required to report to senior management his or her annual review of the Code and to bring material violations to the attention of senior management.

F.     REPORTING VIOLATIONS

       All Supervised Persons must report violations of the Firm's Code of Ethics promptly to the Chief Compliance Officer or the Global Head Legal and Compliance (provided the Chief Compliance Officer also receives reports of all violations).

       1.    TYPES OF REPORTING. Supervised Persons are required to report:

             a. noncompliance with applicable laws, rules, and regulations;

             b. fraud or illegal acts involving any aspect of the Firm's business;

             c. material misstatements in regulatory filings, internal books and records, clients' records or reports;

             d. activity that is harmful to clients, including fund
                shareholders;

             e. deviations from required controls and procedures that safeguard clients and the Firm.

             This list is not exhaustive, and is not intended to limit the types of reporting required.

       2. CONFIDENTIALITY. Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Employees may anonymously report any such violation (other than an employee's personal violation).

       3. ALTERNATE DESIGNEE. In the event the Chief Compliance Officer or the Global Head Legal and Compliance are unreachable, employees may report violations to any member of the Executive Committee (provided the Chief Compliance Officer also receives reports of all violations).

       4. ADVICE. Supervised Persons should seek advice from the Chief Compliance Officer or the Legal group with respect to any action or transaction which may violate the Code and to refrain from any action or transaction with might lead to the appearance of a violation.

       5. APPARENT VIOLATIONS. Supervised Persons are required to report "apparent" or "suspected" violations in addition to actual or known violations of the Code.

       6. RETALIATION. Retaliation against an individual for reporting a violation is prohibited and constitutes a further violation of the Code.







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



G.     SANCTIONS

       Any violation of the Code may result in disciplinary action that the Firm or the Firm's designee deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

H.     FURTHER INFORMATION REGARDING THE CODE

       Supervised Persons may contact the Chief Compliance Officer or other members of the Legal group for additional information about the Code or any other ethics-related questions.





























                                                                    January 2005




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



                                   APPENDIX 1

                               AXA ROSENBERG GROUP
          POLICY ON PERSONAL TRADING AND INSIDER TRADING ("THE POLICY")


PART  I.  PERSONAL TRADING

Various restrictions, policies, guidelines and regulations relating to personal trading have either been mandated or suggested by the various regulatory authorities in jurisdictions where the AXA Rosenberg Group LLC and/or its subsidiaries (hereafter collectively referred to as "AXA Rosenberg Group") are located and/or do business. In response to these various regulatory and advisory schemes, the AXA Rosenberg Group has adopted the following policy on personal trading which applies globally to:

A.     PERSONS COVERED BY THE POLICY

       1.    Restricted Persons includes:

             a.    Certain directors and officers of AXA Rosenberg Group;

             b.    employees of AXA Rosenberg Group;

             c. employee's spouse (including any domestic partner or "significant other" of the employee living in the same household as the employee);

             d. the employee's minor children, and/or any other of the employee's immediate adult family members living in the same household as the employee;

             e. any account in which the employee or a Restricted Person is a trustee or beneficiary, or he or she has a direct or indirect beneficial interest;

             f.    long-term temporary workers;

             g.    consultants;

             h.    independent contractors; and

             i.    Access Persons as defined by the SEC.

             Restricted Persons are prohibited from disclosing any investment information obtained in the course of their work with AXA Rosenberg Group, except as required by law or as required for legitimate AXA Rosenberg Group business purposes.

B.     SECURITIES COVERED BY THE POLICY ("COVERED SECURITY")

       A Covered Security means any stock, bond, future, investment contract or any other instrument that is considered a security. The term "covered security" is very broad and includes items you might not ordinarily think of as "securities," such as:




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

          1.  Stocks (foreign and domestic)

          2.  Bonds (foreign and domestic)

          3.  Futures (foreign and domestic)

          4. Open end mutual funds and unit trusts (foreign and domestic) that are advised or sub-advised by AXA Rosenberg Group (the Laudus Rosenberg funds, the AXA Enterprise Mid/Small Cap Fund, the AXA Premier VIP Mid/Small Cap Fund, and the AXA Rosenberg Equity Alpha Funds)

          5. Options on securities, on indexes, and on currencies (foreign and domestic);

          6. All kinds of limited partnerships or limited liability companies, such as a commingled trust (foreign and domestic);

          7. Private investment funds, hedge funds, and investment clubs (foreign and domestic).

Covered Security does not include:

          1.  Direct obligations of a government;

          2. Bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

          3.  Shares issued by money market funds;

          4. Shares of open-end mutual funds and unit trusts that are not advised or sub-advised by the AXA Rosenberg Group (foreign and domestic);

          5. Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the Group;

          6.  Automatic investment or dividend re-investment plans.

          7. Securities held in accounts over which the Restricted Person has no direct or indirect influence or control.

C.     PRE-CLEARANCE REQUIREMENTS

       If a Restricted Person wishes to trade a Covered Security, any and all trades must be approved in advance and in writing (electronically or otherwise) by the appropriate compliance officer or other designated employees. (The appropriate compliance officer is the compliance officer or other designated employees(s) in the zone where the security is primarily traded.)

       If a Restricted Person is uncertain whether an investment would qualify as an exempt trade outlined above, the employee should contact the designated compliance officer in his or her relevant AXA Rosenberg office.





AXA Rosenberg Code of Ethics                                       Page 20 of 24

       A Restricted Person's personal trade request will be checked against the AXA Rosenberg Group's systems containing the most recent overnight and real-time recommendations. No trade will be approved for the purchase or cover of a security that is currently being recommended for purchase or cover by AXA Rosenberg Group. Likewise, no trade will be approved for the sale or short of a security that is currently being recommended for sale or short by AXA Rosenberg Group.

       If the systems are not recommending the same transaction, the compliance officer will usually approve the trade, although he or she has the discretion and the authority to deny trade approval, even if the systems are not recommending the same or a similar transaction, if the compliance officer believes that the trade would not be in the best interest of the AXA Rosenberg Group or its clients or if for some other reason, the compliance officer believes that trade approval is not appropriate. (For example, if trading in the stock is suspended or limited because of activities related to other members of the AXA Group.) Only after the Restricted Person has received written trade approval from the appropriate compliance officer may the Restricted Person execute the approved personal trade.

       For avoidance of doubt, no Restricted Person should request or induce a trader to complete or close out a trade for a client in order for the employee to be able to trade the same security.

D.     EXEMPTIONS

       1. Pre-Clearance Exemptions. Restricted Persons are required to receive pre-clearance approval for all Covered Securities transactions except for the following types of transactions:

           a. Purchases or sales over which a Restricted Person exercises no discretion control, including wrap accounts, blind trusts, and discretionary accounts which are managed by third party investment advisers and in which the Restricted Person makes no stock selection recommendations.

           b.   Purchases or sales pursuant to an automatic investment plan;

           c. Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired; *

           d. Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; *

           e. Shares of open-end mutual funds and unit trusts that are advised or sub-advised by AXA Rosenberg Group (foreign and domestic); *

           f.   Certain closed-end index funds; *

           g.   Unit investment trusts; *



AXA Rosenberg Code of Ethics                                       Page 21 of 24

           h. Exchange traded funds that are based on a broad-based securities index; *

           i. Futures and options on currencies or an a broad-based securities index; *

           j. Transactions in certain types of debt securities (e.g., municipal bonds) *

           k. Other non-volitional events, such as assignment of options or exercise of an option at expiration; *

           l.   Unregistered funds sponsored by AXA Rosenberg Group. *

* YOU ARE REQUIRED TO REPORT THESE TRANSACTIONS ON YOUR QUARTERLY TRANSACTION REPORTS.

       2.  Reporting Exemptions. Restricted Persons are not required to submit:

           a. A transaction report with respect to transactions effected pursuant to an automatic investment plan including dividend reinvestment plans.

           b. Shares of open-end mutual funds or unit trust that ARE NOT ADVISED OR SUB-ADVISED BY AXA ROSENBERG GROUP.

       3. Good to Cancel Trades. Once a Restricted Person has received approval from the compliance officer for a personal trade request that has been placed as a "good-til-cancel" ("GTC") trade and stated the limit price, the Restricted Person does not have to receive approval from the compliance officer each day until the order is filled. If, for any reason, the Restricted Person wants to change a pending GTC order (other than canceling the GTC order), that Restricted Person must submit a new request for personal trade approval to the appropriate compliance officer, just as if there had been no prior trade approval.

           Execution of a previously approved option or other equities derivative on the expiration day for such option or other equities derivative does not need to receive approval from the compliance officer on the day of execution.

E.     TRADING HOURS

       Except as stated in the following paragraph, approval of a Restricted Person's personal trade is valid only through the end of the trading day in the zone in which the security is primarily traded. Specifically, trades may be approved and are valid as follows: in Orinda between 6:30 a.m. and 1:15 p.m. Orinda time; in London, between 8:30 a.m. and 4:30 p.m. London time; in Tokyo, between 9:00 a.m. and 3:00 p.m. Tokyo time; in Singapore, between 9:00 a.m. and 5:00 p.m. Singapore time; and in Hong Kong, between 10:00 a.m. and 4:00 p.m. Hong Kong time. If the trade is not effected within these hours and the Restricted Person still wants to make the trade the next day (or on any subsequent day), the Restricted Person must again seek approval for the trade.

F.     POST TRADE

       Restricted Persons are required to promptly close out all open trade requests by indicating if the trade was executed, cancelled or expired. Employees will need to provide the following information for trades that have been executed:




AXA Rosenberg Code of Ethics                                       Page 22 of 24

       1.   the date of the transaction (trade date)

       2.   the title and exchange ticker symbol or CUSIP number

       3.   type of security

       4.   the nature of the transaction (e.g., buy, sell, cover)

       5.   the price of the security at which the transaction was effected

       6.   the interest rate and maturity date (if applicable),

       7.   number of shares

       8.   principal amount

       9.   the name of any broker, dealer or bank

       10.  the date the report is submitted

       11.  beneficiary of transaction (traded on behalf of)

G.     QUARTERLY REPORTING

       Quarterly Transaction Reports. Within 20 (twenty) calendar days of the end of each calendar quarter (or before the employee's last date of employment, which ever is earlier), each Restricted Person should submit to the compliance officer (or other person designated) their transaction report covering all transactions in Covered Securities during the quarter.

                 (i)    The Quarterly Transactions Report will include:

                        o   the date of the transaction (trade date)
                        o   the title and exchange ticker symbol or CUSIP number
                        o   type of security
                        o the nature of the transaction (e.g., buy, sell, cover)
                        o the price of the security at which the transaction was effected
                        o   the interest rate and maturity date (if applicable),
                        o   number of shares
                        o   principal amount
                        o the name of entity where the Covered Security is held
                        o   the date the report is submitted
                        o   beneficiary of transaction (traded on behalf of)

       Each Restricted Person shall also complete a "Summary of Personal Transactions" certification and submit it along with their transaction report to the compliance officer who is located in the same office as the employee, regardless of whether the employee has completed any personal trades or not during the quarter. If the Restricted Person made any personal trades during the quarter, including trades approved by a compliance officer located in another office, the employee shall indicate so on the "Summary of Personal Transactions" certificate.



AXA Rosenberg Code of Ethics                                       Page 23 of 24

H.     BROKER RELATIONSHIPS

       In no event may employee accounts be traded in-house or may the AXA Rosenberg Group's institutional broker relationships be used to execute employee trades. Employees are responsible for their own broker relationships.


PART 2. POLICY ON INSIDER INFORMATION

A.     PROHIBITION ON TRADING ON INSIDE INFORMATION

       The Firm prohibits Restricted Persons from trading, either personally or on behalf of others, while in possession of material, nonpublic information. No trade can be made on the basis of information believed to be "inside information" as commonly defined, regardless of whether that information lies outside of the proprietary valuation models developed by the AXA Rosenberg Group. Some examples: trading on material non-public information on publicly-held companies is inside information and is in violation of the law. Please note that the term "material nonpublic information" relates not only to issuers but also to an adviser's securities recommendations and client securities holdings and transactions. The Firm also prohibits Restricted Persons from communicating material nonpublic information to others in violation of the law. If it feels like inside information, it probably is. Because the Firm accounts amongst its client-base publicly-traded entities, care should be taken to ensure that no nonpublic information derived from such relationships is inappropriately disclosed.

B.     PROHIBITION ON COMMUNICATING INSIDE INFORMATION

       No employee may communicate to anyone information which that employee believes to be inside information.












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